Exhibit 99.1

October 26, 2023	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE THIRD QUARTER OF 2023

NAMES NEW CHIEF FINANCIAL OFFICER, JANET T. VERNEUILLE

Melville, New York, October 26, 2023 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC or the "Company"), the parent of The First National Bank of Long Island (the "Bank"), reported earnings for the three and nine months ended September 30, 2023.

Analysis of Earnings – Third Quarter Versus Second Quarter 2023

President and Chief Executive Officer Chris Becker commented on the Company’s earnings: “The significant quarterly earnings contraction that took place in the fourth quarter of last year and the first quarter of this year has leveled off in the last two quarters. The considerable slowdown in the pace of margin contraction during the third quarter is encouraging, just 4 basis points. We remain focused on our core business of commercial relationship banking and expense control to be in the best position to take advantage of a more favorable rate environment.”

Net income for the third quarter of 2023 was $6.8 million, a decrease of $99,000 when compared to the second quarter of 2023. Net interest income declined $409,000 or 1.9% in the third quarter due to the current rate environment. The Bank’s net interest margin was 2.13% for the third quarter compared to 2.17% in the second quarter. The pace of decline in the net interest margin has slowed considerably for two consecutive quarters. The net interest margin declined by 40 basis points in the first quarter, 17 basis points in the second quarter and 4 basis points in the third quarter. The Bank recorded a credit provision for credit losses of $171,000 driven by lower historical loss rates and a decline in outstanding loans partially offset by net charge-offs of $133,000. Noninterest income declined $438,000 mostly attributable to a $240,000 gain on the sale of a building recorded in the second quarter. Noninterest expense declined $353,000 due to lower incentive compensation as well as a decline in occupancy expenses.

Analysis of Earnings – Nine Months Ended September 30, 2023

Net income for the first nine months of 2023 was $20.2 million compared to $37.0 million in the same period last year. The primary drivers of the decrease were declines in net interest income of $21.1 million and a loss on sale of securities of $3.5 million. These items were partially offset by a decrease in income tax expense of $6.3 million and a decrease in the provision for credit losses of $3.5 million.

Net interest income declined due to an increase in interest expense of $36.9 million that was partially offset by a $15.8 million increase in interest income. The cost of interest-bearing liabilities increased 184 basis points while the yield on interest-earning assets increased 47 basis points when comparing the first nine months of 2023 and 2022. Also contributing to the decline in net interest income was a shift in the mix of funding as average noninterest-bearing deposits decreased $216.0 million while average interest-bearing liabilities increased $239.8 million.

The provision for credit losses decreased $3.5 million when comparing the nine-month periods from a charge of $2.2 million in 2022 to a credit of $1.2 million in 2023. The credit provision for the current nine-month period was mostly due to an improvement in historical loss rates, declines in outstanding loans and improved current and forecasted economic conditions, partially offset by net charge-offs of $542,000.

Noninterest income, excluding the loss on sale of securities of $3.5 million in 2023, declined $2.1 million when comparing the nine-month periods. The decline was mostly due to the nonservice cost component of the Bank’s defined benefit pension plan and a first quarter of 2022 payment received for the conversion of the Bank’s retail broker and advisory accounts. Partially offsetting these items was a gain of $240,000 in the second quarter of 2023 from the sale of our last building in Glen Head.

Noninterest expense was flat when comparing the nine-month periods in 2023 and 2022. A decline of $996,000 in salaries and benefits expense was partially offset by an increase of $764,000 in other expenses. The decline in salaries and benefits expense was mostly due to lower incentive compensation offset by annual base salary increases and lower deferred compensation costs for loan originations. The increase in other expenses was largely attributable to higher FDIC insurance expense due to higher assessment rates.

Income tax expense decreased $6.3 million and the effective tax rate declined from 19.5% to 11.6% when comparing the nine-month periods.  The decline in the effective tax rate is mainly due to an increase in the percentage of pre-tax income derived from the Bank’s real estate investment trust and bank-owned life insurance. The decrease in income tax expense reflects the lower effective tax rate and a decline in pre-tax income.

Analysis of Earnings – Third Quarter 2023 Versus Third Quarter 2022

Net income for the third quarter of 2023 decreased $5.7 million as compared to the third quarter of last year. The decrease is mainly attributable to a $8.8 million decline in net interest income, partially offset by a decrease in the provision for credit losses of $1.3 million and a decline in income tax expense of $1.9 million for substantially the same reasons discussed above with respect to the nine-month periods.

Liquidity

Total deposits declined by $27 million, or less than 1.00%, since December 31, 2022, which is the result of proactive management and the strength of our deposit franchise. Reflecting current trends in the industry, our mix of deposits has shifted to more interest-bearing deposits. Noninterest-bearing deposits made up 35% of total deposits at September 30, 2023.  During the first nine months of 2023, brokered time deposits remained steady, representing approximately 5% of total deposits, and we reduced our long-term Federal Home Loan Bank advances by $28.5 million, or 6.9%. We had no short-term borrowings at September 30, 2023.

The Bank had $1.3 billion in collateralized borrowing lines with the Federal Home Loan Bank of New York and the Federal Reserve Bank, as well as a $20 million unsecured line of credit with a correspondent bank. We also had $271 million in unencumbered cash and securities. In total, we had approximately $1.6 billion of available liquidity, compared to an aggregate of uninsured and uncollateralized deposits of approximately $1.3 billion. Uninsured and uncollateralized deposits represented 38% of our total deposits at September 30, 2023.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was .91% at September 30, 2023, as compared to .95% at December 31, 2022. The decrease in the reserve coverage ratio was mainly due to improvements in historical loss rates and current and forecasted economic conditions. Nonaccrual loans were zero at September 30, 2023. Modified loans and loans past due 30 through 89 days remain at low levels.

Capital

The Corporation’s capital position remains strong with a Leverage Ratio of approximately 10.0% at September 30, 2023.  Book value per share was $15.75 at September 30, 2023 versus $16.24 at December 31, 2022. The accumulated other comprehensive loss component of stockholders’ equity is mainly comprised of a net unrealized loss in the available-for-sale securities portfolio due to higher market interest rates.  We have not repurchased any shares in 2023 and the Bank declared its quarterly cash dividend of $0.21 per share on September 28, 2023. The Board and management continue to evaluate both capital management tools to provide the best opportunity to maximize shareholder value.

Executive Succession

The Company announced today that effective December 1, 2023, Jay P. McConie will step down as Chief Financial Officer and Janet T. Verneuille, the Company’s current Executive Vice President and Chief Risk Officer, will succeed Mr. McConie as Chief Financial Officer and be promoted to Senior Executive Vice President. Mr. McConie will remain as Executive Vice President of the Company and the Bank through December 31, 2023, at which time he will provide consulting services to the Company and the Bank.

Mr. McConie has been Executive Vice President and Chief Financial Officer of the Company since January 1, 2020, and prior to that was Chief Investment Officer of the Bank since 2015.

Ms. Verneuille has been employed as Executive Vice President and Chief Risk Officer of the Company and Bank since 2019. Prior to that time, Ms. Verneuille served as Executive Vice President and Chief Financial Officer of two publicly held bank holding companies on Long Island, Bridge Bancorp, Inc. and Empire Bancorp, Inc. Ms. Verneuille has 35 years of banking experience and obtained her public accounting experience at KPMG, LLP serving various banking clients. She is a graduate of Hofstra University with a B.S. in Accounting and a Certified Public Accountant.

Concurrent with Ms. Verneuille assuming the role of Chief Financial Officer, Tanweer Ansari, Esq., Executive Vice President, Chief Compliance Officer and Internal Counsel will be promoted to Chief Risk Officer and General Counsel. Mr. Ansari joined the Bank in 2014 as Senior Vice President and Chief Compliance Officer. He was promoted to Internal Counsel in 2021 and Executive Vice President in 2022. Prior to joining the Bank, Mr. Ansari served as Associate General Counsel at Bethpage FCU. Mr. Ansari is a licensed attorney admitted in New York and to the United States Supreme Court Bar.

The Company also announced that Christopher Hilton, the Bank’s Chief Lending Officer, will be promoted to Senior Executive Vice President of the Company and the Bank effective December 1, 2023. Mr. Hilton joined the Bank in 2017 and was promoted to Executive Vice President in 2018. He was named Chief Lending Officer in 2020.  Prior to joining the Bank, Mr. Hilton served as Executive Vice President and Chief Credit Officer of two Long Island banks.

Mr. Becker commented on the changes to his executive team, “Jay has been a trusted partner over the past four years as we have worked to transform the Bank to a more commercially focused community bank. I respect his decision to spend more time with family and on other personal and professional endeavors. Having worked with Janet for 20-years, including during her role as CFO of Bridge Bancorp, Inc. and at a national bank in organization, I am confident her transition to our Chief Financial Officer will be smooth. Janet’s relationship with Jay extends back to their time together at KPMG. They have worked closely together at The First of Long Island Corporation and will continue to do so in Jay’s consulting role.

Mr. Becker commented further, “During my tenure as Chief Risk Officer I hired Tan to be our Chief Compliance Officer. Having worked closely with Tan since 2014, I look forward to him assuming the role of Chief Risk Officer. Regarding Chris Hilton’s promotion, he has done a tremendous job building our commercial relationship business including growing our middle market and business banking presence through key hires. Chris is always focused on our strategic initiatives and is a key member of the executive leadership team. We are fortunate at FLIC to have a strong and multi-talented executive group.”

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2023.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 1, 2023, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/2023	12/31/2022
	(dollars in thousands)
Assets:
Cash and cash equivalents	$56,199	$74,178
Investment securities available-for-sale, at fair value	663,503	673,413

Loans:
Commercial and industrial	114,552	108,493
Secured by real estate:
Commercial mortgages	1,913,333	1,916,493
Residential mortgages	1,181,949	1,240,144
Home equity lines	43,703	45,213
Consumer and other	1,336	1,390
	3,254,873	3,311,733
Allowance for credit losses	(29,663)	(31,432)
	3,225,210	3,280,301

Restricted stock, at cost	25,442	26,363
Bank premises and equipment, net	31,957	31,660
Right-of-use asset - operating leases	23,244	23,952
Bank-owned life insurance	113,231	110,848
Pension plan assets, net	10,694	11,049
Deferred income tax benefit	38,664	31,124
Other assets	28,922	18,623
	$4,217,066	$4,281,511
Liabilities:
Deposits:
Checking	$1,187,753	$1,324,141
Savings, NOW and money market	1,644,235	1,661,512
Time	605,522	478,981
	3,437,510	3,464,634

Short-term borrowings	—	—
Long-term debt	382,500	411,000
Operating lease liability	25,615	25,896
Accrued expenses and other liabilities	15,823	15,445
	3,861,448	3,916,975
Stockholders' Equity:
Common stock, par value $0.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,573,422 and 22,443,380 shares	2,257	2,244
Surplus	79,837	78,462
Retained earnings	354,572	348,597
	436,666	429,303
Accumulated other comprehensive loss, net of tax	(81,048)	(64,767)
	355,618	364,536
	$4,217,066	$4,281,511

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
	(dollars in thousands)
Interest and dividend income:
Loans	$94,706	$86,181	$32,818	$30,032
Investment securities:
Taxable	15,877	6,556	6,594	2,751
Nontaxable	3,976	6,013	1,004	2,051
	114,559	98,750	40,416	34,834
Interest expense:
Savings, NOW and money market deposits	22,188	3,263	8,802	1,699
Time deposits	13,086	3,474	5,785	1,374
Short-term borrowings	596	775	50	91
Long-term debt	11,782	3,280	4,347	1,412
	47,652	10,792	18,984	4,576
Net interest income	66,907	87,958	21,432	30,258
Provision (credit) for credit losses	(1,227)	2,248	(171)	1,089
Net interest income after provision (credit) for credit losses	68,134	85,710	21,603	29,169

Noninterest income:
Bank-owned life insurance	2,383	2,253	809	763
Service charges on deposit accounts	2,243	2,346	703	840
Net loss on sales of securities	(3,489)	—	—	—
Other	2,802	4,896	732	1,444
	3,939	9,495	2,244	3,047
Noninterest expense:
Salaries and employee benefits	29,268	30,264	9,649	10,528
Occupancy and equipment	9,974	9,702	3,253	3,395
Other	10,010	9,246	3,262	3,091
	49,252	49,212	16,164	17,014
Income before income taxes	22,821	45,993	7,683	15,202
Income tax expense	2,641	8,965	883	2,738
Net income	$20,180	$37,028	$6,800	$12,464

Share and Per Share Data:
Weighted Average Common Shares	22,538,520	22,973,209	22,569,716	22,746,302
Dilutive restricted stock units	69,010	89,817	86,914	99,208
	22,607,530	23,063,026	22,656,630	22,845,510

Basic EPS	$0.90	$1.61	$0.30	$0.55
Diluted EPS	0.89	1.61	0.30	0.55
Cash Dividends Declared per share	0.63	0.61	0.21	0.21

FINANCIAL RATIOS
(Unaudited)
ROA	0.64%	1.17%	0.63%	1.14%
ROE	7.29	12.57	7.34	12.84
Net Interest Margin	2.21	2.95	2.13	2.97
Dividend Payout Ratio	70.79	37.89	70.00	38.18
Efficiency Ratio	65.33	49.68	67.51	50.26

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/2023	12/31/2022
	(dollars in thousands)
Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$433	$480
Past due 30 through 89 days	823	750
Past due 90 days or more and still accruing	2	—
Nonaccrual	—	—
	1,258	1,230
Other real estate owned	—	—
	$1,258	$1,230

Allowance for credit losses	$29,663	$31,432
Allowance for credit losses as a percentage of total loans	0.91%	0.95%
Allowance for credit losses as a multiple of nonaccrual loans	—	—

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$52,163	$1,969	5.05%	$35,373	$314	1.19%
Investment securities:
Taxable (1)	564,857	13,908	3.28	438,475	6,242	1.90
Nontaxable (1) (2)	209,566	5,033	3.20	317,802	7,611	3.19
Loans (1) (2)	3,266,184	94,708	3.87	3,261,521	86,185	3.52
Total interest-earning assets	4,092,770	115,618	3.77	4,053,171	100,352	3.30
Allowance for credit losses	(30,531)			(30,332)
Net interest-earning assets	4,062,239			4,022,839
Cash and due from banks	31,410			34,041
Premises and equipment, net	32,107			37,967
Other assets	115,167			140,114
	$4,240,923			$4,234,961
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,668,506	22,188	1.78	$1,726,886	3,263	.25
Time deposits	536,529	13,086	3.26	345,623	3,474	1.34
Total interest-bearing deposits	2,205,035	35,274	2.14	2,072,509	6,737	.43
Short-term borrowings	14,993	596	5.31	62,837	775	1.65
Long-term debt	377,053	11,782	4.18	221,889	3,280	1.98
Total interest-bearing liabilities	2,597,081	47,652	2.45	2,357,235	10,792	.61
Checking deposits	1,236,001			1,451,964
Other liabilities	37,736			31,826
	3,870,818			3,841,025
Stockholders' equity	370,105			393,936
	$4,240,923			$4,234,961

Net interest income (2)		$67,966			$89,560
Net interest spread (2)			1.32%			2.69%
Net interest margin (2)			2.21%			2.95%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on AFS securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended September 30,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$66,474	$902	5.38%	$38,714	$217	2.22%
Investment securities:
Taxable (1)	625,827	5,692	3.64	450,617	2,534	2.25
Nontaxable (1) (2)	161,423	1,271	3.15	322,492	2,596	3.22
Loans (1) (2)	3,257,256	32,818	4.03	3,341,335	30,034	3.60
Total interest-earning assets	4,110,980	40,683	3.96	4,153,158	35,381	3.41
Allowance for credit losses	(29,981)			(30,869)
Net interest-earning assets	4,080,999			4,122,289
Cash and due from banks	33,420			35,881
Premises and equipment, net	32,268			38,017
Other assets	113,084			131,823
	$4,259,771			$4,328,010
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,655,032	8,802	2.11	$1,752,468	1,699	.38
Time deposits	587,814	5,785	3.90	397,595	1,374	1.37
Total interest-bearing deposits	2,242,846	14,587	2.58	2,150,063	3,073	.57
Short-term borrowings	3,478	50	5.70	13,152	91	2.75
Long-term debt	382,500	4,347	4.51	272,294	1,412	2.06
Total interest-bearing liabilities	2,628,824	18,984	2.87	2,435,509	4,576	.75
Checking deposits	1,225,052			1,470,783
Other liabilities	38,123			36,718
	3,891,999			3,943,010
Stockholders' equity	367,772			385,000
	$4,259,771			$4,328,010

Net interest income (2)		$21,699			$30,805
Net interest spread (2)			1.09%			2.66%
Net interest margin (2)			2.13%			2.97%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on AFS securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.